UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 2, 2007
NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive	20850
Rockville, Maryland	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 2, 2007, the Board of Directors of Novavax, Inc. (the “Company”) appointed Len Stigliano as its Vice President, Chief Financial Officer and Treasurer. Mr. Stigliano had been serving as Interim Chief Financial Officer of the Company since April 9, 2007 pursuant to an agreement with Tatum, LLC, an executive search firm where Mr. Stigliano was a partner. The Company will pay a fee to Tatum, LLC not to exceed $117,000.
Pursuant to an employment agreement (the “Agreement:”) between the Company and Mr. Stigliano dated July 2, 2007, Mr. Stigliano will receive an annual compensation of $250,000. Mr. Stigliano will participate in the Company’s bonus program and is eligible for a maximum bonus of $100,000 per year. On the date of the Agreement, the Company granted Mr. Stigliano options to acquire 225,000 shares of common stock of the Company, which vest over three years. Mr. Stigliano is entitled to participate in the Company’s Amended and Restated Change in Control Benefits Plan, which provides that he receive twelve months severance in the event that the executive is terminated in connection with a change in control of the Company. Finally, the Company will reimburse Mr. Stigliano for travel and lodging expenses incurred in connection with his commute to the Company’s headquarters. This reimbursement is limited to $25,000 per year for a maximum of three years. The Company has also agreed to reimburse Mr. Stigliano for an additional amount equal to the state and federal income taxes imposed on the travel and lodging expenses.
A copy of the Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
The Company issued a press release announcing the appointment of Mr. Stigliano as its permanent Chief Financial Officer on July 5, 2007. A copy of the release is furnished with this report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibits
10.1	Employment Agreement between Novavax, Inc. and Len Stigliano dated July 2, 2007

99.1	Press Release issued by Novavax, Inc. dated July 5, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)

July 6, 2007	By:	/s/ Len Stigliano

	Name:	Len Stigliano
	Title:	Vice President, Chief Financial Officer and
Treasurer

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